Clearant, Inc. Reports Record Nine Month Results

Revenue Increases 56% for the 9 Month Period Over 9 Months Last Year

LOS ANGELES, CA—(MARKET WIRE)—November 15, 2007 – Clearant, Inc. (OTC BB: CLRA), owner of the Clearant Process®, a powerful pathogen inactivation method designed to substantially reduce all types of pathogens in biological products, today announced that revenues, for the nine month period ending September 30, 2007, increased 56% to a record $0.76 million from $0.49 million in the same period of 2006.

Direct distribution revenue grew to a record $0.44 million for the first nine months of 2007, compared to $85,000 in the first nine months of the prior year. Revenues from licensing and contract research, activities that the Company intends to de-emphasize in the future, declined to $0.24 million from $0.32 million for the first nine months of 2007 and 2006, respectively.

Net loss and loss per share for the first nine months of 2007 improved to $2.39 million and $0.19 per share, respectively, from $7.47 million and $2.63 per share, respectively, in the first nine months of 2006.

For the third quarter ended September 30, 2007, total revenues were $0.16 million, compared to $0.19 million in the same quarter of the prior year. Direct distribution revenue rose 79% to $0.14 million from $76,000 a year ago. Revenues from licensing and contract research declined to $13,000 from $84,000 in the third quarter of 2007 and 2006, respectively.

“Our rapidly growing direct distribution business clearly has the potential to expand significantly and to be the spearhead of future growth for the Company,” said Jon Garfield, Chief Executive Officer. “Our solid growth during the first nine months of the year was achieved despite the funding constraints we experienced before the recent capital injection. These constraints led us to delay hiring of new salespeople and to defer arrangements to increase tissue supply. Following the recent infusion of capital into the Company, we are now expanding our sales efforts by looking to hire new sales representatives.”

About Clearant, Inc.

Clearant, Inc. is a leader in pathogen inactivation for biological products. Clearant has developed the patent-protected Clearant Process®, which is applied during the final packaging and which substantially reduces all types of bacteria and viruses in biological products while maintaining the functionality of the underlying tissue implant or protein. The Company began to distribute its Clearant Process® sterile implants directly to surgeons, hospitals and clinics in June 2006, and it continues to license the Clearant Process® and provide its patented sterilization services to tissue banks and other biological products manufacturers. To date, more than 8,000 patients have been successfully implanted with Clearant Process® sterile implants supplied by one of the Company’s licensed partners. Whereas various competing sterilization methods only kill specific types of pathogens (such as bacteria or lipid-enveloped viruses) for specific products, the Clearant Process® reduces all types of pathogens for products across many market segments including tissue implants, plasma proteins, recombinant products, medical devices and blood products. For more information, please visit www.clearant.com.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond the company’s control that may cause actual results to differ materially from stated expectations. These risk factors include, among others, limited operating history and additional risk factors as discussed in the reports filed by the company with the Securities and Exchange Commission, which are available on its website at http://www.sec.gov.

Contact:
Clearant, Inc.
Jon Garfield
Chief Executive Officer
310-479-4570

Mark Collinson
CCG Investor Relations
10960 Wilshire Blvd., Ste. 2050
Los Angeles, CA 90024
(310) 231-8600 ext. 117